EXHIBIT 8
                                                                       ---------

                                  NUCO I, Ltd.
                         Volt Information Sciences, Inc.
                              560 Lexington Avenue
                          New York, New York 10022-2928

                                                            September 25, 2001
Autologic Information International, Inc.
1050 Rancho Conejo Boulevard
Thousand Oaks, California 91360

Gentlemen:

      Reference is made to that certain Agreement and Plan of Merger dated as of October 5, 1995, as amended on November 10, 1995 and December 7, 1995 (the "Merger Agreement"), by and among Volt Information Sciences, Inc. ("Volt"), Autologic Incorporated and Information International Incorporated pursuant to which, among other things, each of Autologic Incorporated and Information International Incorporated were merged with and into Autologic Information International, Inc. (the "Company").

      This letter will serve to confirm our understanding that immediately preceding the successful completion of the tender offer (the "Offer Closing Date") to be made by a wholly-owned subsidiary of Agfa Corporation, for all of the outstanding shares of the Corporation, which is conditioned on, among other things, the tender by a majority of the outstanding shares of Common Stock of the Company, the Merger Agreement shall be terminated and (i) Volt and NUCO I, Ltd. (a wholly-owned subsidiary of Volt and the record owner of all shares issued to Volt pursuant to the Merger Agreement, "NUCO") shall have no further right against the Company (including without limitation no further rights to receive any additional shares, whether or not heretofore accrued, under Section 1.4(c) of the Merger Agreement), and (ii) the Company shall have no further rights against Volt or NUCO (including, without limiting the foregoing, Volt shall no longer be obligated to provide any administrative services, the Registration Rights Agreement entered into in January 1996 between Volt and the Company shall be terminated, and the Standard Industrial Commercial Single-Tenant Lease-Net between Volt Realty Two, Inc. and the Company shall be terminated and replaced by a new Lease in the form annexed hereto as Exhibit A).

                                    Very truly yours,

                                    NUCO I, LTD.


                                    By:
                                       -------------------------------
                                       Name:
                                       Title:




                                    VOLT INFORMATION SCIENCES, INC.


                                    By:
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                                       Name:
                                       Title: